Sub item 77I
LEGG MASON GLOBAL ASSET
MANAGEMENT TRUST
SUPPLEMENT DATED MAY 31, 2012
TO THE PROSPECTUSES DATED FEBRUARY
29, 2012 OF
LEGG MASON CLEARBRIDGE
FUNDAMENTAL ALL CAP VALUE FUND
LEGG MASON CAPITAL MANAGEMENT
SPECIAL INVESTMENT FUND
LEGG MASON CAPITAL MANAGEMENT
VALUE TRUST
AND
LEGG MASON PARTNERS EQUITY TRUST
SUPPLEMENT DATED MAY 31, 2012
TO THE PROSPECTUSES DATED FEBRUARY
29, 2012 OF
LEGG MASON BATTERYMARCH GLOBAL
EQUITY FUND
LEGG MASON CLEARBRIDGE
APPRECIATION FUND
LEGG MASON CLEARBRIDGE EQUITY FUND
LEGG MASON CLEARBRIDGE LARGE CAP
VALUE FUND
LEGG MASON CLEARBRIDGE MID CAP CORE
FUND
LEGG MASON CLEARBRIDGE MID CAP
GROWTH FUND
LEGG MASON CLEARBRIDGE SMALL CAP
GROWTH FUND
LEGG MASON CLEARBRIDGE TACTICAL
DIVIDEND INCOME FUND
LEGG MASON ESEMPLIA EMERGING
MARKETS LONG-SHORT FUND
LEGG MASON GLOBAL CURRENTS
INTERNATIONAL ALL CAP OPPORTUNITY
FUND

Effective August 1, 2012, Class R1 shares will be closed to new purchases.

The following amends anything to the contrary in the section of the Prospectus titled ?Choosing a class of shares to buy? to the extent that such fund offers such classes:

When choosing between Class A and Class C shares, you should be aware that, generally speaking, the larger the size of your investment and the longer your investment horizon, the more likely it will be that Class C shares will not be as advantageous as Class A shares. The annual distribution and/or service fees on Class
C shares may cost you more over the longer term than the front-end sales charge and service fees you would have paid for larger purchases of Class A shares. If you are eligible to purchase Class I shares, you should be aware that Class I shares are not subject to a front-end sales charge and generally have lower annual expenses than Class A or Class C shares.

More information about the fund?s classes of shares is available through the Legg Mason funds? website.
You?ll find detailed information about sales charges and ways you can qualify for reduced or waived sales charges, including:

? The contingent deferred sales charges that apply to the redemption of Class B shares, Class C shares and certain Class A shares

The following amends anything to the contrary in the section of the Prospectus titled ?Comparing the fund?s classes? to the extent that such fund offers such classes:

Contingent deferred sales charge
Class A: 1.00% on purchases of $1 million or more if you redeem within 18 months of purchase (or within 12 months for shares purchased prior to August 1, 2012); waived for certain investors

The following amends anything to the contrary in the section of the Prospectus titled ?Sales charges ? Investments of $1 million or more?; the section of the SAI titled ?Purchase of Shares? for each fund listed on Schedule A; and the section of the SAI titled ?Additional Purchase and Redemption Information? for each fund listed on Schedule B:

You do not pay an initial sales charge when you buy $1,000,000 or more of Class A shares.
However, if you redeem these Class A shares within 18 months of purchase (or within 12 months for shares purchased prior to August 1,
2012), you will pay a contingent deferred sales charge of 1.00%.

The following amends anything to the contrary in the section of the Prospectus titled ?Retirement and
Institutional Investors ? eligible investors? for each fund (other than Legg Mason Investment
Counsel Maryland Tax Free Income Trust) to the extent that such fund offers such classes:

Class A shares may be offered through Service
Agents for Retirement Plans with omnibus accounts held on the books of the fund.

Retirement Plans with omnibus accounts held on the books of the fund can generally invest in Class A, Class C, Class FI, Class R, Class I and
Class IS shares.

The following amends anything to the contrary in the section of the Prospectus titled ?Retirement and Institutional Investors ? eligible investors ?
Class C shares ? Retirement Plans? for each fund
(other than Legg Mason Investment Counsel
Maryland Tax Free Income Trust) to the extent that such fund offers such classes:

Certain retirement plan programs with exchange features in effect prior to November 20, 2006, as approved by LMIS, will be eligible for exchange from Class C shares to Class A shares in accordance with the program terms.
Please see the SAI for more details.

The following is added to the section of the SAI or, if applicable, replaces the corresponding information in the SAI for the fund to the extent that such fund offers such classes:

Grandfathered Retirement Program with
Exchange Features
Certain retirement plan programs with exchange features in effect prior to November 20, 2006
(collectively, the ?Grandfathered Retirement
Program?), that are authorized by the distributor to offer eligible retirement plan investors the opportunity to exchange all of their Class C shares for Class A shares of an applicable fund sold by the distributor, are permitted to maintain such share class exchange feature for current and prospective retirement plan investors. Under the Grandfathered Retirement Program, Class C shares of a fund may be purchased by plans investing less than $3 million. Class C shares are eligible for exchange into Class A shares not later than eight years after the plan joins the program. They are eligible for exchange in the following circumstances:

If a participating plan?s total Class C holdings in all non-money market funds sold by the distributor equal at least $3,000,000 at the end of the fifth year after the date the participating plan enrolled in the Grandfathered Retirement
Program, the participating plan will be offered the opportunity to exchange all of its Class C shares for Class A shares of the fund. Such participating plans will be notified of the pending exchange in writing within 30 days after the fifth anniversary of the enrollment date and, unless the exchange offer has been rejected in writing, the exchange will occur on or about the 90th day after the fifth anniversary date. If the participating plan does not qualify for the five-year exchange to Class A shares, a review of the participating plan?s holdings will be performed each quarter until either the participating plan qualifies or the end of the eighth year.

Any participating plan that has not previously qualified for an exchange into Class A shares will be offered the opportunity to exchange all of its Class C shares for Class A shares of the same fund regardless of asset size at the end of the eighth year after the date the participating plan enrolled in the Grandfathered Retirement
Program. Such plans will be notified of the pending exchange in writing approximately 60 days before the eighth anniversary of the enrollment date and, unless the exchange has been rejected in writing, the exchange will occur on or about the eighth anniversary date. Once an exchange has occurred, a participating plan will not be eligible to acquire additional Class C shares, but instead may acquire Class A shares of the same fund. Any Class C shares not converted will continue to be subject to the distribution fee.

For further information regarding this Program, contact your Service Agent or the transfer agent.
Participating plans that enrolled in the Grandfathered Retirement Program prior to June
2, 2003 should
contact the transfer agent for information regarding Class C exchange privileges applicable to their plan.